Criterion Capital Management, LLC
435 Pacific Avenue, 5th Floor
San Francisco, California 94133

April 13, 2005

VIA OVERNIGHT COURIER AND CERTIFIED MAIL

Centra Software, Inc.
430 Bedford Street
Lexington, Massachusetts 02420
Attention: Corporate Secretary

Re: Demand for Right to Inspect Stockholder Information and Corporate Books and Records Pursuant to Section 220 of Delaware General Corporation Law

Dear Sir or Madam:

Criterion Institutional Partners, LP ("Criterion Institutional Partners") is the record holder of' 100 shares of Common Stock ("Common Stock") of Centra Software, Inc. a Delaware corporation (the "Company"). Criterion Institutional Partners' record ownership of the Common Stock is sufficient basis for a demand to inspect the Company's books and records pursuant to Section 220 ("Section 220") of the Delaware General Corporate Law.

We supplementally advise you that Criterion Capital Management, LLC ("Criterion") is the beneficial owner of 1,736,900 shares of Common Stock. Criterion Capital Partners, LP is the beneficial owner of 116,520 shares of Common Stock. Criterion Capital Partners Ltd. is the beneficial owner of 1,076,042 shares of Common Stock. Criterion Institutional Partners is the beneficial owner of 544,338 shares of Common Stock. Criterion is the General Partner of Criterion Institutional Partners, LP and Criterion Capital Partners, LP, and the Investment Advisor of Criterion Capital Partners Ltd. Attached to this letter as Annex A is documentary evidence of Criterion's beneficial ownership of such shares of Common Stock and such documentary evidence is a true and correct copy of what it purports to be. We note that such documentary evidence is not necessary to substantiate the basis for the demand to inspect the Company's books and records.

Pursuant to Section 220, Criterion, on behalf of Criterion Institutional Partners, hereby demands the opportunity to inspect, during the Company's usual hours for business, the following records and documents of the Company and to make copies or extracts therefrom:

    A complete record or list of the Company's stockholders, certified by its transfer agent and setting forth the name and address of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder of the Company.

    A magnetic computer tape list of the Company's stockholders, setting forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each stockholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purposes.

    All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule l4b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting, of shares held by such plan is made, directly or indirectly, individually, or collectively, by participants in such plan.

    As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

    All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

    A "stop transfer" list or stop list relating to the shares of Common Stock.

    All minute books of the Company's board of directors and all committees thereof, whether formal or informal, including all written materials distributed to the Company's board of directors and committees in connection with meetings of the board of directors or committees.

For purposes of the foregoing demand, we request that the Company provide or otherwise make available all such information as of the most recent practicable date and, when available, as of the record date (the "Record Date") for the 2005 annual meeting of stockholders of the Company (the "Annual Meeting"). In addition, we further request that the Company provide or otherwise make available all additions, changes and corrections to any of the requested information from the Record Date until the Annual Meeting. We agree to bear all reasonable costs incurred by the Company in connection with obtaining and furnishing the requested information and other materials.

The purpose of this demand is to permit Criterion to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including, but not limited to, and subject to compliance with applicable law, the composition of the Company's board of directors (including the potential removal of existing directors and election of directors to be nominated by Criterion), the terms of the Company's certificate of incorporation and bylaws, and the enhancement of stockholder value.

Criterion will send an employee to conduct the requested inspection and copying of all requested information and other materials. Please advise the undersigned (Tel: (415) 249-1278) as to the time and place that the requested information will be made available in accordance with this demand. As you are no doubt aware, under Section 220 you are required to respond to this request within live business days of the date of this demand letter.

We trust that this demand letter complies with the provisions of Section 220 in all material respects. If the Company believes this notice is incomplete or otherwise deficient in any respect, however, we request that you contact the undersigned immediately so that any alleged deficiencies may be addressed promptly.

Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter in the space provided below and returning the same to the undersigned in the enclosed envelope.

Sincerely,

CRITERION CAPITAL, MANAGEMENT, LLC

Evan Marwell
Managing Director

cc: Michael S. Ringler, Esq.
Wilson Sonsini Goodrich & Rosati, Professional Corporation

RECEIPT ACKNOWLEDGED:

CENTRA SOFTWARE, INC.

By:

Name:

Title

Date:

AFFIDAVIT

STATE OF CALIFORNIA )

(

COUNTY OF SAN FRANCISCO )

The undersigned, Evan Marwell, being a Managing Director of Criterion Capital Management, LLC, having been duly sworn, hereby declares for and on behalf of Criterion Capital Management, LLC and in its name, under penalty of perjury under the laws of the United States or any state, that the statements and other information set forth in the foregoing stockholder demand letter are true and correct in all material respects as of the date hereof.

CRITERION CAPITAL MANAGEMENT, LLC

Evan Marwell

Managing Director

SWORN TO AND SUBSCRIBED )

)

before me this 13th day of )

April, 2005.

NOTARY PUBLIC